IRONCLAD PERFORMANCE WEAR REPORTS FOURTH QUARTER AND FISCAL ENDED 2007 RESULTS
AND FINANCIAL GUIDANCE FOR 2008

Net Sales for 2007 Increased 36.2% Over the Previous Year; Anticipates Continued Growth and Profitability in 2008

El Segundo, California - Ironclad Performance Wear Corporation (ICPW:OB), a leader in high-performance gloves and apparel, announced today the final audited results for fourth quarter and fiscal year ending December 31, 2007, and net sales guidance for fiscal year ending December 31, 2008.
The reported net sales for the fourth quarter of 2007 of approximately $5.3 million, an increase of 35.5% percent from the fourth quarter 2006 of $3.9 million. Full-year net sales for 2007 was approximately $13 million, representing a 36.2% increase from the 2006 net sales of $9.6 million. The reported a net loss for 2007 of approximately $3.9 million, compared to a net loss of $4.4 million.
“During 2007, Ironclad was successful in diversifying its sales channel to include significant penetration into the industrial market,” said Ed Jaeger, President and CEO of Ironclad. “Combined with continued strength in the sale of our core glove line, we have been able to cushion any impact by the downturn in the construction & DIY markets, which now accounts for approximately 30% of our sales, while maintaining a healthy growth rate.”
In addition to the 2007 financials, Ironclad released its revenue guidance for 2008, indicating that management expects Net Sales to be in the range of $15.7 million to $17.6 million, representing an increase of 20% - 34% over expected net sales in 2007. In addition to continued net sales growth, the company plans to achieve positive cash flow and profitability in 2008.

Mr. Jaeger concluded, “We expect to see significant sales growth in our domestic U.S. apparel line, leveraging the early traction we experienced in 2007; as well as growth in our international presence, where we are expanding both our glove and apparel sales. We are also penetrating new retail chains and introducing several new glove styles, including a highly anticipated cut-resistant glove for the industrial market”.

Ironclad Performance Wear will hold a conference call to discuss 2007 financial results and 2008 guidance on Monday, March 31st, at 1:15 p.m. Pacific Time (4:15 p.m. Eastern Time). To participate in the conference call, interested parties should dial 866-452-2901 ten minutes prior to the call, then enter PIN 41345745. International callers should dial (1+) 706-679-4930 and enter the same PIN. If you are unable to participate in the live call, a replay will be available through Monday, April 28, 2008. To access the replay, dial 800-642-1687 (passcode 41345745). International callers should dial (1+) 706-679-4930 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com and www.earnings.com. For those unable to participate during the live broadcast, the Webcast will be archived on these same sites for two weeks.

About Ironclad Performance Wear Corporation
Ironclad, which created the performance work glove category in 1998, engineers, manufactures and sells a comprehensive line of task-specific gloves and performance-fabric apparel. With its focus on innovation, design, advanced material science and durability, the company is leveraging its leadership position in the construction and industrial markets through an expansion into the cross-over action sports and outdoor enthusiast markets. Ironclad. Ironclad’s products are available at hardware stores, home centers, industrial suppliers, lumber yards, and sporting goods retailers nationwide, and in Australia, Canada, Japan, Hungary, and the United Kingdom.

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company’s recent Securities and Exchange filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Ironclad:	Silver Public Relations:
Ed Jaeger, CEO	David Silver
(310) 643-7800 X106	(213) 488-6161

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEET
December 31, 2007

ASSETS
Current Assets
Cash and cash equivalents	$585,826
Accounts receivable net of allowance for doubtful accounts	4,327,616
Inventory	3,139,407
Prepaid and other	184,456

Total current assets	8,237,305

Property, Plant and equipment
Computer equipment and software	253,657
Vehicles	43,680
Office equipment and furniture	128,465
Leasehold improvements	34,110
Less: accumulated amortization	(219,517)

Total property, plant and equipment	240,395

Trademarks, net of $6,467 of accumulated amortization	82,748
Deposits	12,366

Total Assets	$8,572,814

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	3,438,054
Line of credit	2,309,321
Current portion of captial lease	1,642

Total current liabilities	5,749,017

Long Term Liabilities	0

Total Liabilities	5,749,017

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 30,064,060 share issued and outstanding	35,390
Additional paid In capital	13,934,051
Accumulated deficit	(11,145,644)

Total Stockholders' Equity	2,823,797

Total Liabilities & Stockholders' Equity	$8,572,814

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
December 31, 2007

	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

REVENUES
Net sales	$13,049,197	$9,581,210

COST OF SALES
Cost of sales	8,047,454	5,967,566

GROSS PROFIT	5,001,743	3,613,644

OPERATING EXPENSES
General and administrative	3,459,952	2,967,883
Sales and marketing	4,005,866	2,756,222
Research and development	502,729	340,589
Operations	788,997	531,083
Depreciation and amortization	74,739	40,369

Total Operating Expenses	8,832,283	6,636,146

LOSS FROM OPERATIONS	(3,830,540)	(3,022,502)

OTHER INCOME(EXPENSE)
Interest expense	(148,381)	(104,575)
Interest expense from warrants issued as financing cost	-	(256,188)
Interest income	42,235	70,660
Unrealized gain (loss) on financings activities	18,230	(1,082,944)
Loss on disposition of equipment	(974)	-
Other income(expense), net	2,500	2,397

Total Other Income(Expense), Net	(86,390)	(1,370,650)

NET LOSS BEFORE INCOME TAXES	(3,916,930)	(4,393,152)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(847)	30,179

NET LOSS	$(3,916,083)	$(4,362,973)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.12)	$(0.17)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	31,615,394	24,961,749